UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2010

KIT DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

205 Hudson Street, Suite 802	10013
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  +1 (212) 661-4111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc.

March 16, 2010

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 16, 2010, KIT digital, Inc., a Delaware corporation (“KIT digital”), KIT 2010 Corporation, a Delaware corporation and wholly-owned subsidiary of KIT digital,  Multicast Media Technologies, Inc., a Delaware corporation (“Multicast”), and  the stockholder representative, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).  Under the Merger Agreement, at the closing of the transactions contemplated thereby, Multicast merged with and into KIT 2010 and, as a result of such merger, KIT digital became the sole stockholder of Multicast.  Multicast stockholders are entitled to receive, in exchange for their capital stock in Multicast, 2,379,714 shares of KIT digital common stock and approximately $4,750,000 in cash (the “Cash Consideration”). The share consideration issuable to Multicast stockholders was reduced to 1,312,034 shares of KIT digital common stock (the “Merger Shares”), after giving effect to adjustments for assumption by KIT digital of existing indebtedness and other liabilities of Multicast in the amount of approximately $5,926,726.  The merger consideration is subject to adjustment upwards or downwards to the extent that the closing working capital of Multicast is greater or less than zero.

 In accordance with the Merger Agreement, Cash Consideration and Merger Shares are deliverable as follows: (i) $3,999,986 in cash and 842,500 shares of KIT digital common stock will be delivered to the stockholders of Multicast promptly following the closing; and (ii) a “holdback amount” of an additional $746,066 in cash and 469,534 shares of KIT digital common stock, less any amount used by KIT digital to offset negative working capital and satisfy indemnity claims as described below, will be delivered to such stockholders not later than one year after the closing or such later date as all indeminty claims have been resolved. Of the total “holdback amount,” $711,908 in cash and 196,798 Merger Shares will be used to offset any negative working capital balance of Multicast as of the effective date of the merger, which amount is to be determined within 30 days following the closing of the merger. The remaining $34,158 in cash and 272,736 Merger Shares being held back by KIT digital will be used to indemnify KIT digital against any breaches of representations, warranties and covenants by Multicast, as well as against certain additional specified liabilities.

At least 92.5% of the Merger Shares will be subject to contractual resale restrictions for a period of up to one year following the closing, in addition to resale restrictions required by applicable federal securities laws.

In addition, MK Capital SBIC, L.P. and MK Capital, L.P., principal stockholders of Multicast, entered into a Voting Agreement (the “Voting Agreement”) with KIT digital, pursuant to which all Merger Shares received by them will be voted as recommended by management in connection with certain proposed acquisition transactions for so long as they hold such shares.

In connection with the merger, Schwartz & Associates, PC, a corporation wholly-owned by Louis Schwartz (the former chief executive officer of Multicast), entered into a Management Services Agreement with KIT digital.  The services agreement provides for periodic base compensation payments and additional special cash payments, as well as the issuance of shares of KIT digital common stock which are subject to repurchase over a period of time by KIT digital under certain circumstances.

Multicast, headquartered in Atlanta, Georgia, is engaged in the business of serving as an online video platform provider for organizations which communicate via live Internet broadcast and provide on-demand video, audio and rich media presentations.

The purchase price was determined as a result of arm’s-length negotiations between the parties.  The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of both the Merger Agreement, the Amendment to the Merger Agreement and the Voting Agreement, a copy of each of which is attached hereto as Exhibit 2.1, Exhibit 2.2 and Exhibit 10.1, respectively, and each of which is incorporated herein by reference in its entirety.  The securities offered in the Multicast merger have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

KIT digital had no previous relationship or association with Multicast.  There are presently no significant changes anticipated in the business or product lines of either KIT digital or Multicast.

KIT digital announced the Multicast merger in a press release issued on March 15, 2010, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), if required, the financial statements of Multicast Media Technologies, Inc. shall be provided not later than June 1, 2010.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), if required, the pro forma financial information shall be provided not later than June 1, 2010.

(d)            Exhibits.  The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of March 10, 2010, by and among KIT digital, Inc., KIT 2010 Corporation, Multicast Media Technologies, Inc., the stockholders of Multicast Media Technologies, Inc. and the stockholder representative.

2.2	Amendment to Agreement and Plan of Merger, dated March 16, 2010, by and among KIT digital, Inc., KIT 2010 Corporation, Multicast Media Technologies, Inc. and the stockholder representative.

10.1	Voting Agreement, dated as of March 16, 2010, by and among KIT digital, Inc., MK Capital SBIC, L.P., MK Capital, L.P., MK Capital Management SBIC, LLC and MK Capital Management, LLC.

99.1	Press release issued by KIT digital, Inc. on March 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: March 19, 2010	By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer